Exhibit 10.1

Summary of Compensation Arrangements
With Non-Management Directors

Non-management Directors are paid annual retainers, a portion of which is paid in cash and a portion of which is paid in restricted stock and/or restricted stock units. They are also paid an attendance fee, and reimbursed expenses, for each Board meeting. The annual retainer, the portion of the annual retainer paid in restricted stock and/or restricted stock units, and the attendance fee, are determined by or upon the recommendation of the Corporate Governance and Nominating Committee, and are set forth in the Company's proxy statement each year.

The Lead Independent Director and the Committee Chairs are paid annual retainers. All Committee members are paid an attendance fee, and reimbursed expenses, for each Committee meeting. The Lead Independent Director and Chair annual retainers, and the Committee attendance fees, are also determined by or upon the recommendation of the Corporate Governance and Nominating Committee, and are set forth in the Company's proxy statement each year.

Directors may elect to defer all or a part of their cash compensation under the Company's Deferred Compensation Plan for Non-Employee Directors.

Directors who assumed office prior to June 4, 2002 were eligible for the Company's Continuing Compensation Plan for Non-Management Directors. Because each eligible Director has served at least ten years, he or she will, after the later of termination of service as a Director or age 72, receive for life an amount equal to the annual $30,000 cash retainer for non-management Directors in effect on June 4, 2002. In the event that service as a covered Director terminates because of death, the benefit will be paid to the surviving spouse for five years.

As part of the Company's overall charitable contributions practice, the Company may, in the sole and absolute discretion of the Board and its Committees, make a charitable contribution in the names of Emerson and a Director upon his or her retirement from the Board (as determined by the Board and its committees), taking into account such Director's tenure on the Board, his or her accomplishments and service on the Board, and other relevant factors.